(n)(1)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

for

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

Classes of Shares
	A	I	S
ING Strategic Allocation Balanced Portfolio	N/A	✓	✓
ING Strategic Allocation Growth Portfolio	N/A	✓	✓
ING Strategic Allocation Income Portfolio	N/A	✓	✓

Date Last Amended: June 3, 2010